EXHIBIT 5.1


                          RUDNICK & WOLFE
                     203 NORTH LASALLE STREET
                   CHICAGO, ILLINOIS 60601-1293

                         January 28, 1997          (312) 368-4012

 The Board of Directors
 Horizon Group, Inc.
 5000 Hakes Drive
 Norton Shores, MI 49441

 Gentlemen:

     We have examined the registration statement on Form S-3 (Registration No. 33-95730) filed with the Securities and Exchange Commission on or about August 11, 1995, for registration under the Securities Act of 1933, as amended, of 919,462 shares of common stock (the "Resale Shares") of Horizon Group, Inc., a Michigan corporation (the "Company"), par value of $.01 per share ("Common Stock"), which are currently outstanding. We have examined pertinent corporate documents and records of the Company, including its Amended and Restated Articles of Incorporation and its
  Amended and Restated By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with such issuance of shares of Common Stock by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the Resale Shares have been duly authorized and are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the registration statement under the caption "Legal Matters."

                                   Very truly yours,

                                   RUDNICK & WOLFE


                                   By: /S/ HAL M. BROWN
                                       Hal M. Brown, a Partner